UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2015

LIGHTTOUCH VEIN & LASER, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29301	87-0575118
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

535 5th Avenue, 24th Floor

New York, NY 10017

(Address of Principal Executive Offices)

(Former name or former address, if changed since last report)

(646)-863-6341

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

Effective May 13, 2015 (the “Closing Date”), LightTouch Vein & Laser, Inc., a Nevada corporation (the “Company”) entered into an Acquisition Agreement and Plan of Merger (the “OneLove Agreement’) with Grow Solutions Acquisition LLC, a Colorado limited liability company and a wholly owned subsidiary of the Company (“Grow Solutions Acquisition”), One Love Garden Supply LLC, a Colorado limited liability company (“OneLove”), and all of the members of OneLove (the “Members”). On the Closing Date, OneLove merged with Grow Solutions Acquisition and became a wholly owned subsidiary of the Company (the “Merger”). Under the terms of the OneLove Agreement, the Members received (i) 1,450,000 shares of the Company’s common stock (the “Equity”), (ii) Two Hundred Thousand Dollars (US$200,000) (the “Cash”), and (iii) a cash flow promissory note in the aggregate principal amount of $50,000 issued by OneLove in favor of the Members (the “Cash Flow Note”), whereby each fiscal quarter, upon the Company recording on its financial statements $40,000 in US GAAP Net Income (“Net Income”) from sales of the Company’s products (the “Net Income Threshold”), the Company shall pay to the Members 33% of the Company’s Net Income generated above the Net Income Threshold. The aforementioned obligations owed under the Cash Flow Note shall extinguish upon the earlier of (i) payment(s) by Company in an amount equal to $50,000 in the aggregate or (ii) May 5, 2016 (collectively, the Cash Flow Note, the Equity, and the Cash, the “Consideration”). The Consideration provided to the Members was in exchange for all of the issued and outstanding membership interests of OneLove. Following the Closing Date, OneLove’s business was acquired by the Company and the Company’s management assumed control of the management of OneLove with the former managing members of OneLove resigning from OneLove upon closing of the OneLove Agreement.

Additionally, on the same date, the Company entered into a two year employment agreement (with three consecutive two year renewal options) with Michael Leago (“Leago”), a former managing member of OneLove (the “Employment Agreement”). Under the terms of the Employment Agreement, Leago shall serve as the Retail Grow Store Division Head and shall receive $65,000 per year, payable monthly on the first Monday of each month. Additionally, each fiscal quarter of 2015, upon the Company recording on its financial statements $40,000 in US GAAP gross pretax profits (the “Gross Pretax Profits”) from sales of the Retail Store Division of the Company (the “Pretax Threshold”), the Company shall pay to Leago a cash payment equal to 15% of the Company’s Gross Pretax Profits generated above the Pretax Threshold, but in any event not to exceed $150,000 of bonus for the 2015 calendar year paid to Leago.

The securities issued pursuant to the OneLove Agreement were not registered under the Securities Act, but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, and manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, the Investor had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, the securities bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

Item 2.01 Completion of Acquisition or Disposition of Assets

Closing of the OneLove Agreement

As described in Item 1.01 above, on May 13, 2015, the Company effectuated a Merger which resulted in OneLove, a company focused on providing a wide variety of quality indoor and outdoor agricultural growing supplies, becoming our wholly-owned subsidiary. On the Closing Date, pursuant to the terms of the OneLove Agreement, we acquired all of the outstanding membership interests of OneLove. In exchange, we provided the Consideration to the Members as described above. Following the above transactions and certain other issuances, there are 50,391,612 shares of the Company’s common stock issued and outstanding.

The managing members and members of OneLove have approved the OneLove Agreement and the transactions contemplated under the OneLove Agreement. The director of the Company has approved the OneLove Agreement and the transactions contemplated thereunder. Immediately following the Closing Date of the Merger, OneLove continued its operations as a wholly owned subsidiary of the Company.

Item 3.02. Unregistered Sales of Equity Securities

Item 1.01 and Item 2.01 are hereby incorporated by reference.

As disclosed above, the securities issued pursuant to the OneLove Agreement were not registered under the Securities Act, but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, and manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, the Investor had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, the securities bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTTOUCH VEIN & LASER, INC.

Date: May 19, 2015	By:	/s/ Jeffrey Beverly
	Name:	Jeffrey Beverly
	Title:	President